Exhibit 99.1

GAP INC. REPORTS STRONG SALES FOR APRIL
Guides to First Quarter Earnings per Share Range of $0.68 to $0.69

SAN FRANCISCO – May 9, 2013 – Gap Inc. (NYSE: GPS) today reported net sales for the first quarter of fiscal year 2013 increased 7 percent compared with the first quarter of fiscal year 2012 and that April 2013 net sales increased 5 percent compared with last year.

“We are pleased with our sales performance this month, led by our largest brands, Gap and Old Navy,” said Glenn Murphy, chairman and chief executive officer of Gap Inc.

Net sales for the first quarter, which ended May 4, 2013, were $3.73 billion compared with $3.49 billion for the first quarter last year. In addition, net sales for the four-week period ended May 4, 2013 were $1.21 billion compared with net sales of $1.15 billion for the four-week period ended April 28, 2012.

Due to the 53rd week in fiscal year 2012, comparable sales for April 2013 and the first quarter of fiscal year 2013, respectively, are compared to the four-week and 13-week periods ended May 5, 2012. On this basis, the company’s comparable sales for April 2013 were up 7 percent compared with a 2 percent decrease for April 2012 and the company’s first quarter comparable sales were up 2 percent compared with a 4 percent increase in the first quarter last year.

April Comparable Sales Results

Comparable sales for April 2013 were as follows:

•	Gap Global: positive 8 percent versus positive 1 percent last year

•	Banana Republic Global: positive 1 percent versus flat last year

•	Old Navy Global: positive 9 percent versus negative 6 percent last year

First Quarter Comparable Sales Results

Comparable sales for the first quarter of fiscal year 2013 were as follows:

•	Gap Global: positive 3 percent versus positive 2 percent last year

•	Banana Republic Global: flat versus positive 5 percent last year

•	Old Navy Global: positive 3 percent versus positive 4 percent last year

First Quarter Guidance

The company expects diluted earnings per share for the first quarter of fiscal year 2013 to be in the range of $0.68 to $0.69. This compares to diluted earnings per share for the first quarter of fiscal year 2012 of $0.47.

The fiscal year 2013 first quarter diluted earnings per share includes a benefit of about $0.04 related to the favorable resolution of tax matters in the quarter.  Of this $0.04 benefit, about $0.02 is reflected in interest and $0.02 is reflected in the tax rate.  Though the company experienced tax favorability in the first quarter, it continues to expect an effective tax rate of about 39 percent for the full year.

In addition to the tax benefit, the growth in earnings per share in the first quarter was positively impacted by the calendar shift created by the 53rd week in fiscal year 2012. The resulting earnings impact from this calendar shift was contemplated in the full year 2013 earnings per share guidance outlined on the company’s fourth quarter 2012 earnings conference call.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on May 9, 2013 and available for replay until 1:00 p.m. Pacific Time on May 17, 2013.

First Quarter Earnings

Gap Inc. will release its first quarter earnings results via press release on May 23, 2013 at 1:00 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s first quarter results during a live conference call and webcast on May 23, 2013 at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 2947786). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

May Sales

The company will report May sales on June 6, 2013.

Forward-Looking Statements

This press release and the related sales recording contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	earnings per share for the first quarter of fiscal year 2013, and the impact of tax issues;

•	effective tax rate for fiscal year 2013; and

•	fourth quarter earnings growth rate.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements.
These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that changes in general economic conditions or consumer spending patterns could adversely impact the company’s results of operations;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•
the risk to the company’s business associated with global sourcing and manufacturing, including sourcing costs, events causing disruptions in product shipment, or an inability to secure sufficient manufacturing capacity;

•	the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company’s operations and financial results;

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; and

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition, strategies, and results of operations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of May 9, 2013. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 300 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Katrina O'Connell
(415) 427-2832
Investor_relations@gap.com

Media Relations Contact:
Edie Kissko
(415) 427-4173
press@gap.com